UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2008

PAETEC Holding Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-52486	20-5339741
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One PAETEC Plaza 600 Willowbrook Office Park Fairport, New York	14450
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 340-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 15, 2008, PAETEC Holding Corp. (the “Company”) obtained $50 million principal amount of revolving loans by a drawdown of the maximum amount available under the Company’s existing revolving credit facility. The revolving credit facility and loans outstanding from time to time under the facility are subject to the terms of the Credit Agreement, dated as of February 28, 2007, as amended (the “Credit Agreement”), among the Company, as Borrower, the lenders parties thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agent, CIT Lending Services Corporation, as Documentation Agent, and Deutsche Bank Trust Company Americas, as Administrative Agent.

There are no scheduled principal payments under the revolving loans. Any outstanding revolving loans will be payable in full on the revolving loan maturity date of February 28, 2012.

The outstanding revolving loans bear interest, at the Company’s option, at an annual rate equal to either a specified “base rate” plus a margin of 1.50% or the specified London interbank offered rate (“LIBOR”) plus a margin of 2.50%. The margin applicable to LIBOR loans under the revolving credit facility is subject to specified reductions based on certain reductions in the Company’s total leverage ratio under the Credit Agreement. Under the applicable covenant, the Company’s ratio of consolidated debt to adjusted consolidated EBITDA (as defined for purposes of the Credit Agreement) for any measurement period is not permitted to be greater than 5.00:1.00.

The Company will use the proceeds of the revolving loans for capital expenditures, working capital and other general corporate purposes, including potential repurchases of common stock under the Company’s previously announced program to repurchase up to $30 million of common stock through August 2009. The Company’s board of directors authorized the revolving loans based on its consideration of, among other matters, the current adverse conditions in the credit markets and uncertainties concerning the timetable for a recovery of those markets. Before drawing under its revolving credit facility, the Company had cash and cash equivalents of approximately $71 million.

The Company is obligated as the borrower, and the Company’s subsidiaries are obligated as guarantors, on the revolving loans. The payment of all outstanding principal, interest and other amounts outstanding from time to time under the revolving loans may be declared immediately due and payable upon the occurrence of an event of default. The Credit Agreement contains customary events of default, including an event of default upon a change of control of the Company. An event of default will occur under the Credit Agreement if the Company, or, in some circumstances, another loan party, fails to make payments when due, fails to comply with specific affirmative or negative covenants, makes a material misrepresentation, defaults on other indebtedness, fails to discharge judgments, loses a material license or governmental approval, becomes subject to specified claims under ERISA or environmental laws, or becomes subject to specified events of bankruptcy, insolvency, reorganization or similar events.

Item 7.01	Regulation FD Disclosure.

On October 16, 2008, the Company posted on its corporate web site a communication to the Company’s customers. A copy of the communication is furnished as Exhibit 99.1 to this report and incorporated in this Item 7.01 by reference.

Item 8.01	Other Events.

As previously reported by the Company, McLeodUSA Incorporated and McLeodUSA Telecommunications Services, Inc. (collectively “McLeodUSA”), which are two subsidiaries of the Company, filed in March 2006 an action against Qwest Corporation and Qwest Communications Corporation (collectively “Qwest”) in the U.S. District Court for the Northern District of Iowa seeking recovery of damages related to billing disputes between the parties. Qwest filed counterclaims for amounts it believed were owed to it by McLeodUSA and other items.

On October 10, 2008, McLeodUSA and Qwest entered into a Settlement Agreement and Mutual Release to settle all remaining claims in this proceeding with prejudice (the “Settlement Agreement”). Pursuant to the Settlement Agreement, which is effective as of August 1, 2008, Qwest agreed to make a payment and, under specified circumstances, provide commercial credits to McLeodUSA. The Company believes that the amount of the payments and potential credits are immaterial to its business. The Settlement Agreement also includes provisions related to prospective business arrangements between McLeodUSA and Qwest, which the Company does not expect will be material to its business or results of operations, and a customary release of each party and its affiliates by the other party. Under the agreement, Qwest also will release a letter of credit issued by McLeodUSA. Each party will bear its own costs, expenses and attorneys’ fees in connection with this proceeding and its settlement.

Additional information regarding this proceeding is reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its subsequently filed Quarterly Reports on Form 10-Q.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following document is herewith furnished as an exhibit to this report.

Exhibit Number	Description of Exhibit
99.1	Communication to Customers of PAETEC Holding Corp., dated October 16, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAETEC Holding Corp.

Date: October 16, 2008	/s/ Charles E. Sieving
Charles E. Sieving
Executive Vice President and General Counsel (Duly Authorized Officer)

Exhibit Index

Exhibit Number	Description of Exhibit
99.1	Communication to Customers of PAETEC Holding Corp., dated October 16, 2008.

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